Exhibit 10.2.1

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RESTRUCTURING AND PLAN SUPPORT AGREEMENT
(Fair Value Junior Subordinated Note)

This RESTRUCTURING AND PLAN SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 29, 2019 (the “Execution Date”) by and among (i) RAIT Financial Trust (“RAIT”) and its wholly-owned subsidiary Taberna Realty Finance Trust (“Taberna” and together with RAIT collectively, the “Debtors”), (ii) TP Management LLC, in its capacity as delegate collateral manager under the Delegation Agreement (as defined below) (“Collateral Manager”). The Debtors and Collateral Manager are referred to herein each individually as a “Party,” and collectively, as the “Parties.”

RECITALS

A.WHEREAS, Taberna and Wells Fargo Bank, National Association, in its capacity as Trustee (“Trustee”), are party to that certain Junior Subordinated Indenture dated as of October 25, 2010 (the “Indenture Agreement”), pursuant to which Taberna issued that certain Junior Subordinated Note due 2035 in the principal sum of eighteen million six hundred seventy-one thousand dollars ($18,671,000) (the “Note”);

B.WHEREAS, Taberna Preferred Funding I, Ltd., an exempt company under the laws of the Cayman Islands (“TPF”), is the sole holder of the Note;

C.WHEREAS, TPF and Taberna Capital Management (“Prior Collateral Manager”) are party to that certain (i) Collateral Management Agreement, dated as of March 15, 2005, as amended or supplemented from time to time (the “Collateral Management Agreement”) and (ii) Collateral Administration Agreement, dated as of March 15, 2005, as amended or supplemented from time to time (the “Collateral Administration Agreement by and among, Prior Collateral Manager, TPF and JPMorgan Chase Bank, National Association;

D.WHEREAS, Prior Collateral Manager, RAIT, and Collateral Manager are party to that certain Delegation Agreement, dated as of December 14, 2014, as amended or supplemented from time to time (the “Delegation Agreement”);

E.WHEREAS, TPF, as the sole holder of the Note, is the legal and/or beneficial holder of a claim, as defined in section 101(5) of the Bankruptcy Code, against Taberna arising out of or relating to its interest in the Note (the “Note Claim”);

F.WHEREAS, pursuant to the Indenture Agreement, TPF, as the holder of the Note, has the authority to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee;

G.WHEREAS, prior to the date hereof, representatives of the Debtors and the Collateral Manager have engaged in good faith negotiations with the objective of reaching an agreement regarding the restructuring of the Debtors' indebtedness and other obligations and interests (the “Restructuring”) as set forth in this Agreement, the Plan Term Sheet (as defined below), and the Plan (as defined below), which Restructuring may be accomplished through the prosecution of jointly administered chapter 11 cases (collectively, the “Chapter 11 Cases”) in the

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United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and confirmation of a chapter 11 plan of reorganization as described herein and in the Plan Term Sheet;

H.WHEREAS, the Parties acknowledge and agree that, unless the Parties agree otherwise in writing, the Restructuring will occur pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code containing, among other things, the terms and conditions set forth in the Summary of Principal Terms and Conditions of Restructuring attached hereto as Exhibit A (the “Plan Term Sheet”).  Such plan, together with all plan-related documents, agreements, supplements and instruments consistent with the Plan Term Sheet and Reasonably Acceptable to the Collateral Manager and the Debtors, shall be referred to herein as the “Plan”.  For purposes of this Agreement, “Reasonably Acceptable” shall mean acceptable to a Debtor and the Collateral Manager (as applicable) in such Debtor’s or the Collateral Manager’s reasonable discretion, provided, that, any documentation or matter consistent with a term specifically addressed in the Plan Term Sheet and this Agreement shall be deemed Reasonably Acceptable;

I.WHEREAS, each Party has reviewed or has had the opportunity to review the Plan Term Sheet and this Agreement with the assistance of professional legal advisors of its own choosing;

J.WHEREAS, the Collateral Manager, after consultation with its legal and financial advisors, has determined that any proceeds of a sale transaction in the imminent Chapter 11 Cases that may be allocated to Taberna assets by the purchaser, less the administrative expenses allocable to the Taberna bankruptcy estate by the Bankruptcy Court, likely would result in substantially less recovery to TPF on the Note Claim than the proposed treatment of the Allowed Subordinated Taberna Note Claims as provided in the Plan Term Sheet;

K.WHEREAS, the Collateral Manager desires to support and vote to accept the Plan and will direct the Trustee to support and vote to accept the Plan, and the Debtors desire to obtain the commitment of the Collateral Manager to do the same, in each case subject to the terms and conditions set forth herein; and

L.WHEREAS, in expressing such support and commitment, the Parties do not desire and do not intend in any way to derogate from or diminish the solicitation requirements of applicable bankruptcy law, or the fiduciary duties of Debtors.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.Means for Implementation.  The Parties believe that prompt approval and confirmation by the Bankruptcy Court in the Debtors’ chapter 11 cases (the “Chapter 11 Cases”) and consummation of the Plan will best facilitate the Restructuring and is in the best interests of the Debtors’ creditors, equity holders, and other parties in interest.  Accordingly, to implement this Agreement, the Parties jointly and severally agree, on the terms and conditions set forth herein, that the Debtors shall use their commercially reasonable efforts to:

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a.support and consummate, and take any and all reasonable and necessary actions in furtherance of the Restructuring, including satisfying the timeframe set forth in Paragraph 6(f)-(j);

b.obtain Bankruptcy Court approval of the sale of substantially all of the assets of the Debtors or the reorganized equity of RAIT pursuant to section 363 of the Bankruptcy Code (the “Sale”);

c.obtain Bankruptcy Court approval of the disclosure statement accompanying the Plan in a form and in substance consistent with this Agreement and Reasonably Acceptable to the Collateral Manager and the Debtors (the “Disclosure Statement”);

d.solicit the requisite acceptances of the Plan in accordance with section 1125 of the Bankruptcy Code and any applicable orders of the Bankruptcy Court;

e.move the Bankruptcy Court to confirm the Plan as expeditiously as practicable under the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Bankruptcy Court's local rules;

f.not withdraw the Plan, or file any exhibit, amendment, modification or supplement to the Plan that contains any material term(s) that are inconsistent with the Plan Term Sheet and are not Reasonably Acceptable to the Collateral Manager;

g.not pursue, propose or support, or encourage the pursuit, proposal or support of, any chapter 11 plan for any Debtor that is inconsistent with the Plan or this Agreement; and

h.take all actions reasonably necessary and appropriate to consummate the Plan at the earliest practicable date;

provided, however, that the Plan and the Disclosure Statement shall be consistent with this Agreement, and the Debtors’ obligations hereunder shall in all respects be subject to the exercise by each of the Debtors of its respective fiduciary duty as a debtor and debtor in possession in the Chapter 11 Cases.

2.Representations as to Authority of the Collateral Manager.  The Collateral Manager hereby represents and warrants as of the date hereof:

a.that it has the right, on behalf of TPF, as sole holder of the Note, to instruct the Trustee to vote, compromise, and dispose of, consistent with the provisions contained in the Plan, the Note Claim.

3.Agreement to Support the Plan.  For so long as this Agreement remains in effect, and subject to the Debtors fulfilling their obligations as provided herein, the Collateral Manager agrees to use its commercially reasonable efforts to (a) support approval of the Sale; (b) support approval of the Disclosure Statement and confirmation of the Plan; (c) not directly or indirectly pursue, propose, support, solicit or encourage the pursuit, proposal, solicitation or support of, any chapter 11 plan or other restructuring or reorganization (including, without

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limitation, any sale, proposal or offer of dissolution, winding up or merger) for, or the liquidation of, any of the Debtors (directly or indirectly) that is inconsistent with the Plan or this Agreement; (d) not, nor encourage any other person or entity to, object, oppose, delay, impede, appeal or take any other negative action, directly or indirectly, to interfere with, the approval of the Disclosure Statement and the acceptance, implementation, confirmation and consummation of the Plan; (e) not commence any proceeding or prosecute any objection to oppose or object to the Plan or to the Disclosure Statement; and (f) subject to the prior approval of the Disclosure Statement by the Bankruptcy Court and receipt of such approved Disclosure Statement by the Collateral Manager and Trustee, direct Trustee to vote the Note Claim (and not revoke or withdraw its vote) in favor of the Plan and (ii) to direct Trustee to vote the Note Claim (and not revoke or withdraw its vote) in favor of the Plan; provided that, in each case, (x) the Plan and Disclosure Statement meet all the requirements and conditions relating thereto as set forth in this Agreement; (y) the Disclosure Statement that is approved by the Bankruptcy Court does not contain information that differs materially from that which was known by the Collateral Manager as of the date hereof; and (z) the Plan does not impose terms not contained in this Agreement (including the Plan Term Sheet) that adversely affect the interests of TPF.  Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit the Collateral Manager from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of hindering or delaying (and are not reasonably likely to hinder or delay) implementation of the transactions and other matters contemplated by this Agreement.  Notwithstanding anything herein to the contrary, if the Collateral Manager is appointed to and serves on an official committee in the Chapter 11 Cases, the terms of this Agreement shall not be construed to limit the Collateral Manager’s exercise of its fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such committee shall not relieve the Collateral Manager in its individual capacity of any obligations to instruct Trustee to vote in favor of the Plan; provided, further, that nothing in this Agreement shall be construed as requiring the Collateral Manager to serve on any official committee in the Chapter 11 Cases.

4.Acknowledgement.  The entry by the Parties into this Restructuring and Plan Support Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of a chapter 11 plan for the purposes of sections 1125 and 1126 of the Bankruptcy Code.  The Debtors will not solicit acceptances of the Plan from Trustee or the Collateral Manager until they have been provided with copies of a Disclosure Statement approved by the Bankruptcy Court.

5.Limitations on Transfer.  The Collateral Manager agrees, for so long as this Agreement is in effect (such period, the “Restricted Period”), that TPF will not (a) sell, transfer, assign, pledge (except bona fide pledges to its lenders (if any) or any Federal Reserve bank or branch), grant a participation interest in or otherwise dispose, directly or indirectly, of TPF’s right, title or interest (including any voting rights) in respect of the Note or the Indenture Agreement, including the Note Claim (to the extent held by it on the date hereof), in whole or in part, or any interest therein, or (b) grant any proxies, deposit any of TPF’s interest in the Note Claim (to the

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extent held by it on the date hereof) into a voting trust, or enter into a voting agreement with respect to any of the Note Claim.

6.Termination Events.  The occurrence of any of the following events shall constitute a “Termination Event”:

a.Execution and delivery of a written agreement among the Debtors and the Collateral Manager terminating this Agreement;

b.the entry or issuance by any court of competent jurisdiction or other competent governmental or regulatory authority of an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring;

c.the withdrawal of the Plan by the Debtors, or the public announcement by any Debtor of its intention not to support the Plan, or the support by any Debtor for the filing of any plan of reorganization or liquidation and/or disclosure statement that is not consistent with this Agreement, or the public announcement by any Debtor of its support for any such inconsistent plan and/or disclosure statement, or any action or conduct by any Debtor suggesting an intention not to proceed with the Plan or to proceed with any alternative plan or form of transaction inconsistent with this Agreement;

d.the entry of any order in the Chapter 11 Cases terminating either of the Debtors’ exclusive right to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code;

e.the amendment, modification of, or the filing of a pleading by either of the Debtors that seeks to amend or modify the Plan, the Disclosure Statement or any documents related to the Plan, notices, exhibits or appendices, which amendment, modification or filing is materially inconsistent with the Plan or this Agreement and is not Reasonably Acceptable to Collateral Manager;

f.the failure of the Debtors to commence the Chapter 11 Cases on or before September 15, 2019 (the “Petition Date”);

g.the failure of the Debtors to file the Plan and the Disclosure Statement within 30 days of the Petition Date;

h.the failure of the Debtors to obtain an order from the Bankruptcy Court approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, consistent with the Plan and this Agreement and Reasonably Acceptable to the Debtors, and the Collateral Manager, within 90 days of the Petition Date;

i.the failure of the Debtors to commence the solicitation of acceptances of the Plan within 10 business days of entry of the Order approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code;

j.the failure of the Debtors to obtain an order from the Bankruptcy Court confirming the Plan (the “Confirmation Order”) within 240 days of the Petition Date;

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k.the entry of an order denying approval of the Disclosure Statement or denying confirmation of the Plan where the revisions that would be necessary to the Disclosure Statement or the Plan in order to resolve the objections to these could not be done without breaching or contradicting this Agreement or in a manner Reasonably Acceptable to the Debtors and the Collateral Manager;

l.the dismissal of any of the Chapter 11 Cases or the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or the appointment of an interim or permanent trustee in either of the Chapter 11 Cases, or the appointment of a responsible officer or an examiner with powers beyond the duty to investigate and report (as set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) in either of the Chapter 11 Cases, or the filing by any of the Debtors of a motion, or any other actions by any of the Debtors, in support of any of the foregoing;

m.the entry by any court (including the Bankruptcy Court) of a final, non-appealable order holding this Agreement to be unenforceable;

n.the occurrence of any change, effect, event, development, circumstance or state of facts which as determined by the Collateral Manager, in its reasonable discretion, (i) would materially impair either Debtor’s ability to perform its obligations under this Agreement or the Plan, as applicable, (ii) would prevent or materially delay the consummation of the transactions contemplated by this Agreement beyond the time period set forth herein, or (iii) would make the Plan not feasible to consummate in all material respects (any such change, effect, event, development, or state of facts, a “Material Adverse Change”);  provided that the mere act of commencing the Chapter 11 Cases contemplated by this Agreement shall not constitute a Material Adverse Change;

o.the occurrence of any breach of any representation or obligation under this Agreement by any of the Parties (to the extent not otherwise waived in accordance with the terms hereof); or

p. the Debtors shall enter into a Restructuring and Plan Support Agreement between RAIT Financial Trust and Kodiak CDO I, Ltd., on terms that are materially inconsistent with the terms of this Agreement.

The foregoing Termination Events are intended solely for the benefit of the Debtors and the Collateral Manager; provided that neither the Debtors nor the Collateral Manager may seek to terminate this Agreement based upon a material breach or a failure of a condition (if any) in this Agreement arising out of its own actions or omissions.

7.Termination of this Agreement.  Upon the occurrence of any Termination Event specified in Paragraph 6(f)‑(k), this Agreement shall terminate, without any requirement to provide notice of such termination unless such Termination Event is waived or the Agreement is modified, amended or supplemented in accordance with paragraph 12 prior to the occurrence of such Termination Event.  With respect to the occurrence of any other Termination Event specified in Paragraph 6, written notice shall be required, unless such Termination Event is waived or the Agreement is modified, amended or supplemented in accordance with paragraph 12.  For

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avoidance of doubt, the automatic stay pursuant to section 362 of the Bankruptcy Code shall be deemed waived for purposes of providing notice hereunder.

8.Effect of Termination.  Upon termination of this Agreement, all obligations hereunder shall terminate and shall be of no further force and effect; provided, however, that any claim for breach of this Agreement shall survive termination and all rights and remedies with respect to such claims shall not be prejudiced in any way.  Except as set forth above in this paragraph 8, upon such termination, any obligations of the non-breaching Parties set forth in this Agreement shall be null and void ab initio and all claims, causes of action, remedies, defenses, setoffs, rights or other benefits of such non-breaching Parties shall be fully preserved without any estoppel, evidentiary or other effect of any kind or nature whatsoever.

9.Representations and Warranties.  Each of the Parties for itself represents and warrants to each other Party, severally but not jointly, that the following statements are true, correct and complete as of the date hereof:

a.Corporate Power and Authority.  It is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and to perform its respective obligations under, this Agreement.

b.Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part.

c.Binding Obligation.  Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof.

d.No Conflicts.  The execution, delivery and performance by it (when such performance is due) of this Agreement do not and shall not violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries.

e.Government Consents.  The execution, delivery and performance by it (when such performance is due) of this Agreement do not and shall not violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries.

10.Adequate Information.  Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of the Plan, they each acknowledge and agree, that adequate information was provided by the Debtors to the Collateral Manager in order to enable it to make an informed decision such that, were this Agreement to be construed as or deemed to constitute such a solicitation or acceptance, such solicitation was (i) in compliance with any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, or (ii) if

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there is not any such law, rule, or regulation, solicited after disclosure to such holder of “adequate information” as such term is defined in section 1125(a) of the Bankruptcy Code.

11.Public Announcements and Bankruptcy Court Filings.  The Debtors may disclose the existence of and nature of support evidenced by this Agreement in one or more public releases.  Notwithstanding anything contained herein, in connection with the filing of the Chapter 11 Cases with the Bankruptcy Court, the Debtors may attach a form of this Agreement and the Plan Term Sheet as an exhibit to any pleading filed in the Chapter 11 Cases.

12.Amendment or Waiver.  Except as otherwise specifically provided herein, this Agreement may not be modified, waived, amended or supplemented unless such modification, waiver, amendment or supplement is in writing and has been signed by each of the Parties.  No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.

13.Notices.  Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by personal delivery, or upon receipt of fax or email delivery, as follows:

a.if to any of the Debtors: Drinker Biddle & Reath LLP, c/o Michael P. Pompeo, 1177 Avenue of the Americas, 41st Floor, New York, New York 10036 fax: (212) 248-3141, email: michael.pompeo@dbr.com; and

b.if to the Collateral Manager: Hunton Andrews Kurth, c/o Tyler P. Brown, 951 East Byrd Street, Richmond, Virginia  23219; email: tpbrown@huntonAK.com.

14.Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.  By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the District of Delaware.  By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding, and waives any objection it may have to venue or the convenience of the forum.  Notwithstanding the foregoing consent to Delaware jurisdiction, each of the Parties hereto hereby agrees that, upon commencement of the Chapter 11 Cases, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

15.Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

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16.Interpretation.  This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

17.Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

18.No Third-Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

19.No Waiver of Participation and Reservation of Rights.  Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in the Chapter 11 Cases.  If the transactions contemplated by this Agreement or in the Plan Term Sheet and the Plan are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

20.No Admissions.  This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.  Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.  No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any party in interest in the Chapter 11 Cases, or any of the Debtors, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Party any obligations in respect of this Agreement except as expressly set forth herein.

21.Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

22.Reservation of Rights.  If the Restructuring is not consummated as provided herein, if a Termination Event occurs, or if this Agreement is otherwise terminated for any reason, the Collateral Manager fully reserves any and all of TPF’s rights, remedies and interests under the Indenture Agreement, the Note, applicable law and in equity.

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23.No Consideration.  It is hereby acknowledged by each of the Parties that no consideration shall be due or paid to the Parties for their agreement to support or not interfere with the Plan and the Restructuring in accordance with the terms and conditions of this Agreement, other than the obligations of the other Parties under this Agreement, the Plan Term Sheet, and the Plan.

24.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  Delivery of an executed signature page of this Agreement by facsimile or electronic mail transmission shall be effective as delivery of a manually executed signature page of this Agreement.

25.Representation by Counsel.  Each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated herein.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

26.Entire Agreement.  This Agreement and the exhibits hereto, including, without limitation, the Plan Term Sheet, constitute the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the Parties, whether oral, written or implied, as to the subject matter hereof.

27.Several Not Joint.  The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint.  Any breach of this Agreement by any Party shall not result in liability for any other non-breaching Party.

28.Cooperation.The Debtors shall, except (a) in an emergency where it is not reasonably practicable or (b) upon consent of counsel to the Collateral Manager, provide to counsel for the Collateral Manager copies of all motions or applications and other documents Debtors intend to file with the Bankruptcy Court no later than three (3) business days prior to the date when the Debtors intend to file any such document and shall consult in good faith with counsel to the Collateral Manager regarding the form and substance of any such proposed filing with the Bankruptcy Court.

29.Further Assurances.  Subject to the terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such other acts in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Plan.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be duly executed and delivered by their respective, duly authorized officers as of the date first above written.

RAIT FINANCIAL TRUST

By:  /s/ John J. Reyle

Name:  John J. Reyle

Title:    Chief Executive Officer

TABERNA REALTY FINANCE TRUST

By:  /s/ John J. Reyle

Name:   John J. Reyle

Title:    Chief Executive Officer

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[SIGNATURE PAGE FOR COLLATERAL MANAGER]

TP MANAGEMENT LLC

By: /s/ Constantine M. Dakolias

Name:  Constantine M. Dakolias

Title:    President

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List of Omitted Exhibits

The following exhibit to Restructuring and Plan Support Agreement (Fair Value Junior Subordinated Note), dated August 29, 2019, by and among RAIT Financial Trust, Taberna Realty Finance Trust and TP Management LLC has not been provided herein:

Exhibit A – Plan Term Sheet

The registrant hereby undertakes to furnish supplementally a copy of such omitted exhibit to the Securities and Exchange Commission upon request.

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